Exhibit 10.1

FORMATION AND CONTRIBUTION AGREEMENT

RREEF AMERICA REIT II CORP. TTT

AND

CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P.

CarrAmerica Corporate Center

4400-4460 Rosewood

Pleasanton, California

Dated as of March 31, 2005

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TABLE OF CONTENTS

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FORMATION AND CONTRIBUTION AGREEMENT

THIS FORMATION AND CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of March 31, 2005 (the “Effective Date”), by and between RREEF AMERICA REIT II CORP. TTT, a Maryland corporation (hereinafter called “RREEF”) and CARRAMERICA REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (hereinafter called “CarrAmerica”).

RECITALS

A. CarrAmerica is the fee owner of that certain real property in Pleasanton, California, more particularly described in Exhibit A attached hereto (the “Land”), together with all improvements thereon, and all rights and appurtenances thereto, including, without limitation, all easements and any and all right, title and interest of CarrAmerica in adjacent roads, alleys and easements. The Land and all Improvements thereon are defined below as the “Real Property.”

B. Subject to the terms and conditions set forth in this Agreement, CarrAmerica and RREEF desire to form a Delaware limited liability company (the “Venture”), which Venture shall hold title to the Real Property.

NOW, THEREFORE, CarrAmerica and RREEF do hereby agree as follows:

ARTICLE I

BASIC DEFINITIONS

Accounting Agreement. The term “Accounting Agreement” shall mean that certain Accounting Agreement between Pleasant Partners, LLC, and RREEF Management Company in the form of Exhibit P hereto, to be executed on the Closing Date.

Affiliate. The term “Affiliate” shall mean, when used with reference to a specific Person, any Person directly or indirectly controlling, controlled by, or under common control with the Person in question. As used in this definition, the terms “controlling”, “controlled” and “control” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

Agreed Value of the Property. The term “Agreed Value of the Property” shall mean One Hundred Ninety-Seven Million Three Hundred Thousand Dollars ($197,300,000).

Business Day. The term “Business Day” shall mean any day on which banks are open for business in San Francisco, California.

Closing. The term “Closing” shall mean the consummation of the transaction contemplated herein, including formation of the Venture and the contributions thereto by CarrAmerica and RREEF of the Property and the Contribution Amount, respectively.

Closing Date. The term “Closing Date” shall mean the date of the formation of the Venture and the contributions thereto by CarrAmerica and RREEF of the Property and the Contribution Amount, which date shall be March 31, 2005.

Closing Documents. The term “Closing Documents” shall mean, collectively, all of the documents and agreements delivered by CarrAmerica or RREEF in connection with the Closing, including, without limitation, all of the documents specified in Article VIII below, the Limited Liability Company Agreement, the Property Management Agreement, the Accounting Agreement and all documents related thereto.

Code. The term “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Contingency Period. See Section 3.01 below.

Contract Period. See Section 6.01 below.

Contracts. The term “Contracts” shall mean all of the contracts and agreements entered into by CarrAmerica or an Affiliate (other than the Leases) affecting the Property and extending beyond the Closing Date, as set forth on Exhibit B attached hereto; provided, however, that CarrAmerica shall terminate, at its cost and expense, on or prior to the Closing Date any listing agreement and management agreement, if any, currently in effect with respect to the Property and provide reasonable evidence of such termination to RREEF at or prior to Closing.

Contribution Amount. The term “Contribution Amount” shall mean the amount to be contributed by RREEF for its interest in the Venture, which amount shall be equal to One Hundred Sixty Million Dollars ($160,000,000). The capital accounts for RREEF and CarrAmerica as set forth in the Limited Liability Company Agreement shall be adjusted to reflect the actual net closing prorations and other adjustments agreed to by and between RREEF and CarrAmerica in connection with the Closing.

Deposit. See Section 2.03, below.

Escrow Holder. The term “Escrow Holder” shall mean the Title Company.

Hazardous Materials. The term “Hazardous Materials” shall mean inflammable explosives, radioactive materials, asbestos, asbestos–containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials, which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), the California Hazardous Waste Control Law (California Health and Safety Code Section 25100, et seq.), the Porter-Cologne Water Quality Control Act (California Water Code Section 13000, et seq.), and the Safe Drinking Water and Toxic Enforcement Act of 1986 (California Health and Safety Code Section 25249.5, et seq.) and any other applicable federal, state or local laws.

Improvements. The term “Improvements” shall mean all buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to the Land, including, without limitation, the corporate business park commonly known as the CarrAmerica Corporate Center, located at 4400-4460 Rosewood, Pleasanton, California, consisting of 8 buildings containing 1,019,864 square feet of net rentable area, including 6 Class “A” office buildings, a five-room state-of-the-art conference center, a cafeteria with seating for 600 guests, along with associated parking, open space and similar items.

Intangible Property. The term “Intangible Property” shall mean, to the extent assignable, and without any representations or warranties except as provided in this Agreement, all of CarrAmerica’s rights and interests, whether held directly or indirectly, in and to: (a) any and all permits, building plans and specifications, filings, working drawings, entitlements, certificates of occupancy, operating permits, sign permits, zoning and development rights and approvals (including, without limitation, any development rights transferred to the Real Property in connection with the development thereof), certificates, licenses, warranties and guarantees (including, without limitation, all bonds, unexpired warranties and guaranties related to construction of the Improvements or to any component thereof or to any Personal Property), trade names (including the names “CarrAmerica Corporate Center”), the CarrAmerica Corporate Center.com website, the CarrAmerica Corporate Center.com/org/net domain names, service marks, engineering, soils, pest control and other reports relating to the Property, tenant lists, advertising materials, and telephone exchange numbers identified with the Property and all deposits or fees paid in connection with such matters; (b) all Leases and Contracts; and (c) all other transferable intangible property, miscellaneous rights, benefits or privileges of any kind or character with respect to the Property; but excluding (i) any rights of CarrAmerica against third parties with respect to the period prior to Closing (to the extent required to permit CarrAmerica to be indemnified or reimbursed by, or otherwise recover from, any third party in respect of any liability or potential liability of CarrAmerica), and (ii) except to the extent CarrAmerica receives a credit therefor at Closing, the rights of CarrAmerica to rents and other payments from tenants and other third parties (including, without limitation, any unpaid tenant improvement reimbursements payable to the landlord under the Leases which are not being amortized and which are not part of the rental due under the Leases) for the period prior to Closing, but provided, however, CarrAmerica shall have no right to cause any such tenant to be evicted or to exercise any other landlord remedy against such tenant. Intangible Property shall not include the name “CarrAmerica”, “CarrAmerica Realty Corporation” or any other CarrAmerica name, website or domain name other than “CarrAmerica Corporate Center”, CarrAmerica Corporate Center.com website and CarrAmerica Corporate Center.com/org/net domain names.

Land. See Recital A above.

Leases. The term “Leases” shall mean all existing leases, subleases and rental agreements, amendments thereto and any guaranties thereof affecting the Improvements or any portion thereof, all of which are set forth on Exhibit C hereto.

Limited Liability Company Agreement. The term “Limited Liability Company Agreement” shall mean that certain Limited Liability Company Agreement between RREEF and CarrAmerica Pleasanton LLC (“CarrAmerica Pleasanton”) in the form of Exhibit D hereto, to be executed on the Closing Date.

Losses. The term “Losses” shall mean claims, losses, damages, costs, causes of action, liens, encumbrances, liabilities and expenses, including, without limitation, reasonable attorneys’ fees and costs.

Major Tenants. The term “Major Tenants” shall mean AT&T Corporation, Pacific Bell Mobile Services, Ross Stores, and Safeway.

Permitted Exceptions. See Section 3.04 below.

Person. The term “Person” shall mean a natural person, or any entity, and the successors and assigns of such Person, where the context so permits.

Personal Property. The term “Personal Property” shall mean all furniture, furnishings, trade fixtures, building systems and equipment and other tangible personal property owned or leased by CarrAmerica that is located at the Real Property (including, without limitation, in the conference center, the cafeteria/kitchen, the on-site management office, and the mechanical rooms) and is used by CarrAmerica primarily in connection with the ownership, management and/or operation of, the Real Property (including, without limitation: (a) materials, supplies and inventory; (b) safety, heating, ventilation, air conditioning, elevator, escalator, telephone, computer, electrical, plumbing, sanitation, kitchen, mechanical and other systems and facilities; (c) carpeting and floor coverings, draperies, wall coverings, artwork, office furniture and equipment such as safes, computer, duplicating and communication equipment, and telephone equipment; (d) decorative lighting, material handling equipment, and cleaning and engineering equipment, and (e) supplies, fuels, mechanical stores, paper supplies, stationery, literature, cleaning materials, light bulbs, and other consumable items and inventories). A nonexclusive list of the Personal Property is attached as Exhibit A to the Bill of Sale attached hereto as Exhibit I. Notwithstanding anything to the contrary contained herein, the Personal Property shall not include the items described on Exhibit Q attached hereto.

Property. The term “Property” shall mean the Real Property, the Personal Property and the Intangible Property.

Property Management Agreement. The term “Property Management Agreement” shall mean that certain Property Management Agreement, in the form of Exhibit E to this Agreement, to be entered into on the Closing Date between the Venture and CarrAmerica Real Estate Services, LLC, with respect to the management of the Property.

Real Property. The term “Real Property” shall mean the Land and the Improvements.

Title Company. The term “Title Company” shall mean Chicago Title Company, 700 S. Flower Street, Suite 3305, Los Angeles, California 90017, Attn: Frank Jansen. Title Company shall also serve as Escrow Holder for the transaction contemplated herein.

Title Policy. The term “Title Policy” shall mean an ALTA owner’s extended coverage policy of title insurance (Form B, rev. 10/17/70), issued by the Title Company insuring that fee title to the Real Property is vested in the Venture, in an amount equal to the Agreed Value of the Property, subject only to the Permitted Exceptions, containing such endorsements as RREEF may reasonably require (including, without limitation, a nonimputation endorsement), and with reinsurance provided by such other title companies and in such amounts as the RREEF may reasonably require, pursuant to ALTA Facultative Reinsurance Agreements (9/24/94).

Venture. See Recital B above.

ARTICLE II

FORMATION AND CONTRIBUTION

Section 2.01 Formation. CarrAmerica and RREEF (directly or through such assignees of the parties as may be permitted pursuant to Section 9.04 below) agree to form the Venture by entering into the Limited Liability Company Agreement on the Closing Date, upon and subject to all of the terms, covenants and conditions set forth in this Agreement.

Section 2.02 Contributions to the Venture. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, (a) RREEF shall contribute to the Venture the Contribution Amount, (b) CarrAmerica shall contribute, assign, and transfer to the Venture, and RREEF and CarrAmerica shall cause the Venture to accept from CarrAmerica, CarrAmerica’s right, title and interest in and to the Real Property and the Personal Property; and (c) CarrAmerica shall contribute, assign, and transfer to the Venture, and RREEF and CarrAmerica shall cause the Venture to accept and assume (except as otherwise provided herein) from CarrAmerica, CarrAmerica’s rights under the Intangible Property and all obligations that accrue thereunder from and after the Closing.

Section 2.03 Contribution Amount and Deposit. The Contribution Amount shall be paid by RREEF to the Venture as follows:

(a) Within three (3) days after the Effective Date, CarrAmerica and RREEF shall open an escrow with Escrow Holder and RREEF shall deposit the sum of Two Million Dollars ($2,000,000) by wire transfer of federal funds or other immediately available form of funds (the “Deposit”). Escrow Holder shall invest the Deposit in an interest bearing account subject to RREEF’s reasonable approval; provided, however, that Escrow Holder shall invest the Deposit only in such a manner as will allow Escrow Holder to disburse the Deposit on two (2) Business Days’ notice. Interest on the Deposit shall belong to RREEF. Prior to the expiration of the Contingency Period, Escrow Holder shall return the Deposit to RREEF on RREEF’s notification that this Agreement has terminated. If the transaction contemplated herein closes, the Deposit and all interest accrued thereon shall be applied and credited towards the Contribution Amount at Closing.

(b) The balance of the Contribution Amount (i.e., the Contribution Amount, minus the Deposit and any interest earned on the Deposit), together with RREEF’s share of all closing costs, shall be deposited with Escrow Holder by wire transfer or in immediately available funds not later than the time required in order to close the transaction contemplated hereby at 11:59 P.M. Pacific Daylight Time on the Closing Date.

(c) In the event RREEF rightfully terminates this Agreement at or prior to the end of the Contingency Period, the Deposit and all interest earned thereon, without any deductions whatsoever, shall be returned to RREEF, and neither party shall have any further rights or obligations hereunder, except as provided in Sections 3.02, 9.03, 9.15 and 9.17 hereof.

(d) AFTER RREEF’S ELECTION TO PROCEED HEREUNDER AT THE CLOSE OF THE CONTINGENCY PERIOD, IF THE CLOSING FAILS TO OCCUR DUE TO A BREACH OF ANY COVENANTS OF RREEF HEREUNDER, INCLUDING, WITHOUT LIMITATION, RREEF’S WRONGFUL FAILURE TO CLOSE (BUT NOT IF THE CLOSING FAILS TO OCCUR AS A CONSEQUENCE OF THE FAILURE OF ANY CONDITION PRECEDENT SPECIFIED IN SECTION 4.01(a) OR ELSEWHERE HEREIN) CARRAMERICA SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT (INCLUDING ALL INTEREST EARNED THEREON) AS LIQUIDATED DAMAGES AND NOT A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. THE PARTIES ACKNOWLEDGE THAT CARRAMERICA’S ACTUAL DAMAGES IN THE EVENT OF SUCH A DEFAULT BY RREEF WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES EXPRESSLY AGREE AND ACKNOWLEDGE THAT THE AMOUNT OF THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF CARRAMERICA’S DAMAGES IN SUCH EVENT. THE PARTIES FURTHER ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON AS CARRAMERICA’S SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY AGAINST RREEF EXCEPT FOR ANY RIGHTS CARRAMERICA MAY HAVE UNDER SECTIONS 3.02, 9.03, 9.15 AND 9.17 HEREOF.

RREEF’s Initials	CarrAmerica’s Initials

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(e) If the Closing fails to occur due to a breach of any material covenants of CarrAmerica hereunder, including, without limitation, CarrAmerica’s wrongful failure to close (but not if the Closing fails to occur as a consequence of the failure of any condition precedent specified in Section 4.01(b) or elsewhere herein), RREEF shall be entitled to receive back the Deposit and all interest thereon, and commence an action against CarrAmerica for breach of this Agreement and a claim for damages and expenses (including, but not limited to, any out-of-pocket title, escrow, legal and inspection fees, costs and expenses incurred by RREEF in connection with the performance of its due diligence review of the Property and the negotiation and performance of this Agreement, including, without limitation, environmental and engineering consultants’ fees and expenses); provided, however, the maximum aggregate amount which may be awarded to and collected by RREEF against CarrAmerica pursuant to an action taken under this Section 2.03(e) shall not exceed Two Million Dollars ($2,000,000). The parties acknowledge and agree that the remedy provided for in this Section 2.03(e) has been agreed upon as RREEF’s sole and exclusive remedy at law or in equity if the Closing fails to occur as a result of a breach or default by CarrAmerica under this Agreement.

ARTICLE III

CONTINGENCY PERIOD

Section 3.01 Contingency Period. The Contingency Period shall commence on the Effective Date and shall expire on March 31, 2005, at 11:59 P.M. Pacific Daylight Time (the “Contingency Period”), during which time RREEF may conduct such inspections, determine and approve the Property income and operating expenses, review and approve the Leases and any other relevant documents and information, and undertake any other due diligence regarding the Property as it desires or deems necessary. At any time during the Contingency Period, RREEF may determine, in its sole and absolute discretion, not to proceed hereunder. In that event, RREEF may terminate this Agreement by written notice to CarrAmerica, in which case the Deposit (including any interest accrued thereon) shall be returned to RREEF and neither party shall have any further rights or obligations hereunder, except as provided in Sections 3.02, 9.03, 9.15 and 9.17 hereof. If RREEF elects to go forward with the formation of the Venture and acquisition of an interest therein, RREEF shall give notice to CarrAmerica in writing of such election to proceed at any time prior to the expiration of the Contingency Period; and such election by RREEF shall be irrevocable, provided that if RREEF proceeds to go forward with the formation of the Venture, then RREEF shall be deemed to have given such notice. Failure by RREEF to so notify CarrAmerica prior to the expiration of the Contingency Period of such unconditional election to proceed, or, in the alternative, actually to proceed to go forward with the formation of the Venture, shall be deemed RREEF’s election not to proceed hereunder and to terminate this Agreement as provided above.

Section 3.02 Right of Entry and Inspection. During the Contingency Period, RREEF and its consultants and advisors may enter upon all portions of the Property to perform such tests and inspections of the Property as RREEF desires, at RREEF’s sole cost and expense, including, but not limited to, conducting soils tests, tests for the presence of hazardous substances and wastes, and engineering, geological, mechanical and structural inspections; provided, however, (i) CarrAmerica’s prior consent shall be required before RREEF undertakes any invasive tests or borings on the Property, (ii) any invasive tests or borings shall be subject to conditions imposed by CarrAmerica in its reasonable judgment with respect to method, location and other aspects of the tests or borings, and (iii) CarrAmerica shall be previously informed of and permitted to accompany RREEF and RREEF’s consultants and advisors at all times while RREEF or RREEF’s consultants and advisors are present on the Real Property. Promptly after undertaking any invasive test or boring or any other inspection on the Property, RREEF shall restore the Property to its condition immediately prior to any such test, boring or inspection. RREEF agrees to indemnify, defend and hold harmless CarrAmerica, its partners, and their respective officers, directors, employees, agents, affiliates, successors and assigns, from and against any and all Losses arising out of, in connection with or incidental to any injury or death to any person or any damage to the Property or any property of third parties or other property of CarrAmerica, or liens which attach to the Property, by reason of RREEF’s or RREEF’s consultants’ or advisors’ activities on the Property prior to Closing; provided, however, that such indemnification shall not apply to hazardous or toxic materials or other condition presently existing on or about the Real Property, whether disclosed to or discovered by RREEF. This indemnity shall survive the Closing or any earlier termination of this Agreement.

(a) Upon CarrAmerica’s written request, RREEF shall provide CarrAmerica with copies of any test, report, survey, study or other document or information (other than economic analysis and other documents constituting RREEF’s trade secrets or proprietary information) obtained by RREEF in connection with any of its inspections. In the event, as a result of RREEF’s inspections hereunder, the need arises to notify under applicable law any federal, state or local public agencies of any environmental conditions at the Real Property, RREEF shall immediately notify CarrAmerica. RREEF agrees that CarrAmerica, and not RREEF or RREEF’s representatives, shall make such disclosure as CarrAmerica deems appropriate, unless such disclosure is required by law to be made by RREEF or RREEF’s representatives, in which instance RREEF or such RREEF’s representatives shall make such disclosure and RREEF shall immediately notify CarrAmerica in writing. This obligation shall survive the Closing or any earlier termination of this Agreement.

(b) In exercising RREEF’s inspection rights described in this Section 3.02, RREEF shall (i) notify CarrAmerica and obtain CarrAmerica’s approval prior to contacting any tenant of the Property (and shall give CarrAmerica an opportunity to be present at any such tenant meeting), (ii) give not less than two (2) Business Days’ notice to CarrAmerica of any visit to or inspection of the Property, and (iii) conduct all visits, inspections and reviews in a manner consistent with and not likely to disturb the normal operations of the Property, and in such a manner as to minimize, to the extent reasonably practical, any disruption to the tenants of the Property due to such visits, inspections and reviews. CarrAmerica agrees to reasonably cooperate with RREEF in connection with RREEF’s review and inspections of the Property during the Contingency Period.

Section 3.03 CarrAmerica’s Delivery of Documents. Promptly following the Effective Date, CarrAmerica shall, at CarrAmerica’s sole cost and expense, either provide RREEF with, or otherwise make available to RREEF for its review, (a) copies of all information and documents relating to the Property in CarrAmerica’s possession and listed on Exhibit F hereto, and (b) all other documents and information in CarrAmerica’s possession, so long as such requested documents and information are neither subject to a legal privilege nor contain CarrAmerica’s trade secrets or proprietary information (such as any appraisal or other economic analysis of the

Property). In the event the transaction contemplated herein does not close, RREEF agrees to return to CarrAmerica promptly upon request by CarrAmerica, all documents and information so furnished to RREEF hereunder by or on behalf of CarrAmerica, without retaining copies thereof, and agrees to keep such documents and information obtained from CarrAmerica confidential as provided in Section 9.15.

Section 3.04 Title Review.

(a) CarrAmerica shall, at CarrAmerica’s sole cost and expense, provide to RREEF promptly after the Effective Date, (i) a title report for the entire Real Property (the “Title Report”), not more than sixty days old, issued by the Title Company, together with copies of all instruments underlying or giving rise to all exceptions to coverage that would appear in an ALTA owner’s extended coverage title policy, and (ii) a print of the most recent ALTA survey of the Land and Improvements obtained by CarrAmerica (the “Survey”). If RREEF determines that any of the exceptions to title reflected in the Title Report are unacceptable for any reason, or that any matter reflected on the Survey (as the same may be updated during the Contingency Period as required by RREEF, at its sole cost and expense) is unacceptable for any reason (in each case, an “Objectionable Exception”), RREEF shall so notify CarrAmerica in writing (the “Title Notice”) not later than five (5) days prior to the expiration of the Contingency Period. Other than new exceptions discussed below, any title matters not identified as Objectionable Exceptions in the Title Notice shall be deemed “Permitted Exceptions.” Notwithstanding the foregoing, any mortgage lien granted by CarrAmerica, any mechanics lien relating to the construction of the Improvements under a contract entered into by CarrAmerica, or any judgment lien against CarrAmerica recorded against the Real Property shall be deemed an Objectionable Exception and CarrAmerica shall remove or insure over any such lien as an encumbrance against title to the Real Property at or prior to the Closing.

(b) CarrAmerica shall give RREEF written notice (the “Title Response”) within two (2) days after receipt of the Title Notice of whether CarrAmerica will undertake to remove or cure the identified Objectionable Exceptions (whether by causing the elimination of such exception, or by obtaining a title insurance endorsement insuring the Venture as to such matters or other remedy reasonably acceptable to RREEF). CarrAmerica, at its option, may direct that all or any portion of the Contribution Amount be used to pay, through the Closing escrow, any monetary liens, encumbrances or other matters constituting Objectionable Exceptions. If CarrAmerica does not elect to remove or cure all of the Objectionable Exceptions, then RREEF may (1) elect in its sole and absolute discretion to terminate this Agreement by written notice to CarrAmerica, in which case the Deposit (including any interest accrued thereon) shall be returned to RREEF and neither party shall have any further rights or obligations hereunder, except as provided in Sections 3.02, 9.03, 9.15 and 9.17 hereof, or (2) proceed to close hereunder, and accept the Property subject to the Objectionable Exceptions (other than liens that CarrAmerica is obligated, or has agreed, to cure or remove) and the same shall thereupon be deemed Permitted Exceptions.

(c) Notwithstanding the above, any new exception revealed by an update to the Title Report first delivered to RREEF after the date of the Title Notice must be designated in writing (the “New Title Notice”) by RREEF as an Objectionable Exception, if at all, within five (5) days after receipt of the update to the Title Report. CarrAmerica shall give RREEF a Title

Response within five (5) days after receipt of the New Title Notice, and any such new exceptions timely identified as Objectionable Exceptions in the New Title Notice shall be dealt with in the same manner as set forth in Section 3.04(b) above.

Section 3.05 Contracts. Not later than the end of the Contingency Period, RREEF shall notify CarrAmerica of which Contracts the Venture will assume at Closing; provided, however, RREEF agrees that the Venture shall assume any Contract which, by its terms, cannot be terminated prior to the Closing without cost or other penalty. Except as provided above, CarrAmerica shall terminate all Contracts that RREEF does not agree to cause the Venture to assume, effective as of the Closing Date.

Section 3.06 Disclaimer; As Is Transaction. Upon the Closing and delivery by CarrAmerica to the Venture of possession of the Property, RREEF and the Venture shall be deemed to have accepted the Property in its “AS-IS” condition as of the Closing Date, subject only to the representations and warranties expressly provided in Section 5.01 herein and/or the representations and warranties of CarrAmerica contained in any Closing Document executed and delivered at Closing by CarrAmerica pursuant to this Agreement (collectively, “CarrAmerica’s Warranties”). Except for CarrAmerica’s Warranties, RREEF is not relying on any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to RREEF with respect to the Property, any matter set forth, contained or addressed in the documents delivered to RREEF in connection with the Property (including, but not limited to, the accuracy and completeness thereof) or the results of RREEF’s due diligence; and (c) RREEF has confirmed independently all information that it considers material to its purchase of the Property or the transaction contemplated hereby. RREEF specifically acknowledges that, except for CarrAmerica’s Warranties, RREEF is not relying on (and CarrAmerica does hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever, whether oral or written, express, implied, statutory or otherwise, as to: (1) the operation of the Property or the income potential, uses, or the merchantability, habitability or fitness of any portion of the Property for a particular purpose; (2) the physical condition of the Property or the condition or safety of the Property or any component thereof, including, but not limited to, plumbing, sewer, heating, ventilating and electrical systems, roofing, air conditioning, foundations, soils and geology, including Hazardous Materials, lot size, or suitability of the Property or any component thereof for a particular purpose; (3) the presence or absence, location or scope of any Hazardous Materials in, at, about or under the Property; (4) whether the appliances, if any, plumbing or utilities are in working order; (5) the habitability or suitability for occupancy of any structure or the quality of its construction; (6) whether the improvements are structurally sound, in good condition, or in compliance with applicable laws; (7) the dimensions of the Property or the accuracy of any floor plans, square footage, lease abstracts, sketches, or revenue or expense projections related to the Property; (8) the operating performance, the income and expenses of the Property or the economic status of the Property; (9) the ability of RREEF to obtain any and all necessary governmental approvals or permits for RREEF’s intended use and development of the Property, and (10) the accuracy or completeness of any documents and information delivered to or made available to RREEF by any of the CarrAmerica Related Parties for its review. The provisions of this Section 3.06 shall survive the Closing.

Section 3.07 Release.

(a) Without limiting the above, and subject to the CarrAmerica Warranties and any covenants of Seller contained in this Agreement or in any of the Closing Documents and subject to the provisions of Section 3.07(c) below, from and after the Closing, RREEF on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, CarrAmerica, CarrAmerica’s Affiliates, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “CarrAmerica Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials on, under or about the Property, or (ii) any law or regulation applicable to the Property, including, without limitation, any laws with respect to Hazardous Materials and any other federal, state or local law. The provisions of this Section 3.07 shall survive the Closing.

(b) In connection with Section 3.07(a) above, RREEF expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” RREEF ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN CONNECTION WITH THIS AGREEMENT, AND THAT SUCH COUNSEL HAS EXPLAINED TO BUYER THE PROVISIONS OF THIS SECTION 3.07. BY INITIALING BELOW, RREEF CONFIRMS IT HAS AGREED TO THE PROVISIONS OF THIS SECTION 3.07.

RREEF’S INITIALS:

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(c) Notwithstanding anything to the contrary contained in this Article, RREEF is not releasing any claims RREEF may have against CarrAmerica, CarrAmerica’s Affiliates or any of CarrAmerica’s Related Parties arising out of (i) any breach of any of CarrAmerica’s Warranties or any of CarrAmerica’s covenants in this Agreement or under the Closing Documents, or (ii) any claims by RREEF against CarrAmerica, CarrAmerica’s Affiliates or any of CarrAmerica’s Related Parties arising out of claims against RREEF or the Venture by third parties for personal injury or property damage with respect to events occurring prior to Closing during CarrAmerica’s (or its Affiliate’s) period of ownership, and not actually discovered during RREEF’s inspections pursuant to Section 3.02, provided that the exclusion in this clause (ii) shall not apply to third party claims for remediation of environmental conditions on the Property or any other real properties or for the repair or replacement of physical conditions on the Property.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01 Conditions Precedent.

(a) Notwithstanding anything in this Agreement to the contrary, RREEF’s obligation to form the Venture, to cause the Venture to accept and assume the contribution of the Property from CarrAmerica, and to pay the Contribution Amount shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

(i) Prior to Closing, CarrAmerica shall have performed, or tendered performance of, in all material respects, all its material obligations under this Agreement, including delivery to RREEF or the Venture, as the case may be, of all of the items required to be delivered by CarrAmerica pursuant to Section 8.02 below.

(ii) CarrAmerica’s representations and warranties set forth in Section 5.01 hereof, as qualified or limited by Schedule 1 hereto, shall be true and correct in all material respects at the time made and as of the Closing Date. CarrAmerica shall have the right to update Schedule 1 hereto to describe any exceptions, events or changes in circumstances that have occurred since the Effective Date that would have the effect of causing such representations and warranties of CarrAmerica to no longer be correct in all material respects, and in the event CarrAmerica delivers any such updated Schedule 1, RREEF shall have the right to terminate this Agreement by giving written notice to CarrAmerica on or before the Closing Date). In such event, this Agreement shall terminate, the Deposit (including any interest accrued thereon) shall be returned to RREEF and neither party shall have any further rights or obligations hereunder, except as provided in Sections 3.02, 9.03, 9.15 and 9.17 hereof. If RREEF first obtains actual knowledge that any of CarrAmerica’s representations and warranties set forth in Section 5.01 hereof, as qualified or limited by Schedule 1 hereto, is untrue or incorrect, RREEF shall provide written notice to CarrAmerica of such matter, and RREEF shall have the right to terminate this Agreement on the basis thereof upon written notice to Seller within the earlier of (a) five (5) days following RREEF’s discovery of such untrue or incorrect matter or (b) the Closing, whichever occurs first, in which event the Deposit shall be returned to RREEF, unless within five (5) days after receipt of such notice or by the Closing, as the case may be, CarrAmerica notifies RREEF in writing that it elects to attempt to cure or remedy such untrue or incorrect matter. RREEF’s failure to give such notice within such five (5) day period shall be deemed a waiver by RREEF of such matter.

(iii) RREEF shall have approved, in its sole discretion within the Contingency Period, all aspects of the Property, and shall not have terminated this Agreement pursuant to Article III hereof.

(iv) Not later than five (5) days prior to Closing, RREEF shall have received tenant estoppel certificates from all of the Major Tenants, in substantially the form as may be required by the Tenants’ respective leases, or if no such form is required, in substantially the form attached hereto as Exhibit G.

(v) The Title Company shall be irrevocably committed to issue the Title Policy to the Venture at Closing.

(vi) Between the end of the Contingency Period and the Closing Date, no judicial or administrative suit, action, investigation, inquiry or other proceeding by any person shall have been instituted, which, if adversely determined, would materially adversely affect the value or operation of the Property, or CarrAmerica’s obligations to perform hereunder.

(vii) The insurance coverage required to be obtained by the Venture pursuant to the Limited Liability Company Agreement has been obtained and will become effective as of the Closing.

(b) Notwithstanding anything in this Agreement to the contrary, CarrAmerica’s obligation to form the Venture, to contribute the Property and to cause the Venture to accept and assume the contribution of the Property from CarrAmerica shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

(i) Prior to Closing, RREEF shall have performed, or tendered performance of, in all material respects, all its material obligations under this Agreement, including delivery to CarrAmerica or the Venture, as the case may be, of all of the items required to be delivered by RREEF pursuant to Section 8.02 below.

(ii) RREEF’s representations and warranties set forth in Section 5.02 hereof shall be true and correct in all material respects at the time made and as of the Closing Date.

(iii) The Title Company shall be irrevocably committed to issue the Title Policy to the Venture at Closing.

(iv) Between the end of the Contingency Period and the Closing Date, no judicial or administrative suit, action, investigation, inquiry or other proceeding by any person shall have been instituted, which, if adversely determined, would materially adversely affect RREEF’s obligations to perform hereunder.

(v) The insurance coverage required to be obtained by the Venture pursuant to the Limited Liability Company Agreement has been obtained and will become effective as of the Closing.

Section 4.02 Failure or Non-Waiver of Conditions Precedent. In the event any of the conditions set forth in Section 4.01 are not satisfied or waived as of the date specified for satisfaction (or, if no such date is specified, as of the Closing Date), the party intended to be benefited by such condition may, by written notice to the other party, terminate this Agreement. In the event this Agreement is terminated as a result of the failure of any condition set forth in Section 4.01(a) or (b), as applicable, then so long as such failure did not occur as a consequence of a default hereunder by RREEF, the full amount of the Deposit, including all interest accrued thereon, shall be returned to RREEF, and neither party shall have any further rights or obligations hereunder, except as provided in Sections 3.02, 9.03, 9.15 and 9.17 hereof. If either CarrAmerica or RREEF consummates the transaction contemplated by this Agreement while having actual knowledge that (i) any representation or warranty of the other party contained herein is untrue in any material respect, (ii) there has been a breach of any covenant or other obligation by the other party under this Agreement, or (iii) the failure of any condition precedent to Closing was the result of a default or breach by the other party, such party shall be deemed to have waived any claim against the other party based on such breach or default.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01 CarrAmerica’s Warranties and Representations. Except as disclosed on Schedule 1 hereto and subject to the “Natural Hazard Laws” disclosure set forth on Schedule 1, CarrAmerica hereby makes the following representations and warranties to RREEF as of the date of this Agreement and as of the Closing Date (subject, however, to any update to Schedule 1 hereto delivered by CarrAmerica pursuant to Section 4.01(a)(ii)):

(a) CarrAmerica has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, and all actions of CarrAmerica necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement) on behalf of CarrAmerica have been taken.

(b) CarrAmerica’s execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of CarrAmerica’s obligations under the instruments required to be delivered by CarrAmerica at Closing, do not and will not result in any violation of, or default under, any term or provision of any agreement, instrument, mortgage, loan agreement or similar documents to which CarrAmerica is a party or by which CarrAmerica or any portion of the Property is bound.

(c) To CarrAmerica’s actual knowledge, the list of Contracts set forth on Exhibit B hereto is a complete and accurate list of all Contracts currently in effect with respect to the Property; such Contracts are in full force and effect; the copies of the Contracts delivered or made available to RREEF are true, complete and correct copies of the Contracts in CarrAmerica’s possession or control; and CarrAmerica has not received written notice of any default of any of its material obligations under any of the Contracts.

(d) The Leases set forth on Exhibit C hereto are the only leases or rental agreements presently in effect with respect to the Real Property and, to CarrAmerica’s actual knowledge, are in full force and effect; and the copies of the Leases delivered or made available to RREEF are true, complete and correct. To CarrAmerica’s actual knowledge, except as set forth on Schedule 1, no tenant is in default of any of its material obligations under any Lease nor has CarrAmerica received any written notice that CarrAmerica is in default of its material obligations under any Lease.

(e) CarrAmerica has received no written notice from any governmental authorities that eminent domain proceedings for the condemnation of the Real Property or other governmental proceeding affecting the Real Property are pending or threatened.

(f) Except as set forth on Schedule 1, all leasing commissions or referral fees due upon the execution of the Leases have been or will, by Closing, be paid in full and, except as set forth in the Leases or in Schedule 1, no brokerage or similar fee shall be due or payable on account of the exercise of any renewal, extension or expansion options arising under any Leases. All tenant improvements required under the terms of any of the Leases to be constructed on or before the date of this Agreement have been completed and paid for except as set forth in Schedule 1.

(g) Neither CarrAmerica nor its general partner is the subject of any voluntary or involuntary bankruptcy or insolvency proceedings under federal or local bankruptcy or insolvency laws.

(h) Except as disclosed on Schedule 1 hereto, CarrAmerica has received no written notice from any governmental authority that there are any Hazardous Materials on the Property in violation of applicable laws.

(i) To CarrAmerica’s actual knowledge, there is no threatened (in writing) or pending litigation affecting the Real Property. To CarrAmerica’s actual knowledge, CarrAmerica has not received written notice from any governmental authority of any violation of or noncompliance with any applicable building codes, or other applicable laws affecting the Real Property which has not been cured.

(j) CarrAmerica has not entered into an employment agreement with any individual that would entitle such individual to employment at the Property following the Closing.

(k) To the best of Seller’s knowledge, the information and documents delivered to or made available to RREEF by CarrAmerica during the Contingency Period are all of the material information and documents in CarrAmerica’s possession with respect to the Property and are complete copies in all material respects of the information and documents that are in CarrAmerica’s possession.

(l) CarrAmerica and, to CarrAmerica’s knowledge, all beneficial owners of CarrAmerica, are in compliance with the requirements of Executive Order No. 133224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Neither CarrAmerica nor, to CarrAmerica’s knowledge, any beneficial owner of CarrAmerica:

(i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii) has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

As used herein, the phrase “to CarrAmerica’s actual knowledge” or “knowledge” means to the actual knowledge of Martin Ward, Vice President and Director of Operations for Northern California, Kevin Stiles, Senior Investment Associate, or Eric Dameron-Drew, property manager for the Property, and of no other officer, manager, employee or agent of CarrAmerica or CarrAmerica’s partners or representatives, without duty of such individuals or CarrAmerica to conduct independent investigation or to make inquiry of any other parties. There shall be no personal liability on the part of said individuals arising out of any representations or warranties made herein. CarrAmerica represents that such named individuals are employees or representatives most likely to know of the matters that are the subject of the representations and warranties contained in this Section 5.01.

Section 5.02 RREEF’s Warranties and Representations. RREEF hereby makes the following representations and warranties to CarrAmerica as of the date of this Agreement and as of the Closing Date:

(a) RREEF has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, and all actions of RREEF necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement) on behalf of RREEF have been taken.

(b) RREEF’s execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of RREEF’s obligations under the instruments required to be delivered by RREEF at Closing, do not and will not result in any violation of, or default under, any term or provision of any agreement, instrument, mortgage, loan agreement or similar documents to which RREEF is a party or by which RREEF is bound.

(c) Neither RREEF nor any of its Affiliates is subject of any voluntary or involuntary bankruptcy or insolvency proceedings under federal or local bankruptcy or insolvency laws.

(d) To RREEF’s actual knowledge, there is no threatened or pending litigation against RREEF which could materially and adversely affect RREEF’s capacity to perform under this Agreement.

(e) RREEF and, to RREEF’s knowledge, all beneficial owners of RREEF, are in compliance with the requirements of the Orders. Neither RREEF nor, to RREEF’s knowledge, any beneficial owner of RREEF:

(i) is listed on the Lists;

(ii) has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(iii) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iv) shall transfer or permit the transfer of any interest in RREEF or any beneficial owner in RREEF to any person who is or whose beneficial owners are listed on the Lists.

(f) RREEF does not hold, and will not make any contributions to the Venture with, the “plan assets,” as defined by 29 C.F.R. 2510.3-101, of any “employee benefit plan” within the meaning of Section 3(3) of ERISA or any “plan” within the meaning of Section 4975 of the Code.

As used herein, the phrase “to RREEF’s actual knowledge” means to the actual knowledge of Dwight Merriman and James Carbone, and of no other officer, manager, employee or agent of RREEF or RREEF’s members, shareholders or representatives, without duty of such individuals or RREEF to conduct independent investigation or to make inquiry of any other parties. There shall be no personal liability on the part of said individuals arising out of any representations or warranties made herein.

Section 5.03 Survival. Except for Sections 3.02, 9.03, 9.15 and 9.17, the parties agree that the covenants, warranties and representations contained in this Agreement and in any document executed by either of them pursuant to this Agreement shall survive the Closing for a period of twelve (12) months from the Closing Date. If either CarrAmerica or RREEF consummates the transaction contemplated by this Agreement while having actual knowledge that any representation or warranty of the other party contained herein is untrue in any material respect, such party shall be deemed to have waived any claim against the other party based on such breach of such representation or warranty.

ARTICLE VI

COVENANTS

Section 6.01 CarrAmerica’s Covenants. CarrAmerica hereby covenants and agrees as follows:

(a) From the Effective Date through the Closing or any earlier termination of this Agreement (the “Contract Period”), CarrAmerica shall (i) cause the Property to be operated and maintained in a manner consistent with past practices, including (A) making repairs thereto in a timely manner as and when necessary, whether during the Contingency Period or after the Contingency Period and prior to the Closing, and (B) continuing to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business and in compliance with the Leasing Parameters set forth in Exhibit N hereto, and (ii) maintain substantially the same levels and coverages of insurance.

(b) During the Contract Period, CarrAmerica shall not voluntarily enter into agreements affecting title to the Property without RREEF’s prior written consent, which consent shall not be unreasonably withheld or delayed prior to the end of the Contingency Period, but which consent may be given or withheld in the sole discretion of RREEF after the end of the Contingency Period.

(c) During the Contract Period, CarrAmerica will not modify, extend or terminate any current Lease or Contract, consent to any assignment of or subletting under any Lease (if such consent is required on the part of the landlord thereunder) or enter into any new Contract relating to the Property, without RREEF’s prior approval, which approval will not be unreasonably withheld or delayed prior to the end of the Contingency Period, but which consent may be given or withheld in the sole discretion of RREEF after the end of the Contingency Period (except that such consent by RREEF with respect to any assignment of or subletting under any Lease shall be subject to the standard set forth in such Lease with respect to the consent of the landlord thereunder). If any proposed lease does not comply with the Leasing Parameters or if there are material changes to the standard form of lease, CarrAmerica shall submit the proposed lease to RREEF for approval, which approval will not be unreasonably withheld or delayed prior to the end of the Contingency Period, but which consent may be given or withheld in the sole discretion of RREEF after the end of the Contingency Period. Further after the end of the Contingency Period, CarrAmerica will not apply any security deposit held by CarrAmerica under any Lease to cure a default by the tenant under such lease without RREEF’s prior approval, in the sole discretion of RREEF;

(d) CarrAmerica shall use good faith efforts to obtain prior to Closing the tenant estoppel certificates in the forms required by Section 4.01(a)(v) above, but failure to actually obtain those estoppels shall not constitute a breach or default by CarrAmerica.

(e) During the Contract Period, CarrAmerica shall promptly notify RREEF in writing of any material change in the status of the tenants or of any damage to the Property.

(f) After Closing, at RREEF’s or the Venture’s request and upon reasonable notice, CarrAmerica shall make available to RREEF and the Venture for inspection, copying and audit any documents in CarrAmerica’s possession relating to the operation or maintenance of the Property, which are not subject to a legal privilege.

ARTICLE VII

[RESERVED]

ARTICLE VIII

CLOSING

Section 8.01 Closing. The Closing shall be held on the Closing Date through an escrow with Escrow Holder; provided, the parties may decide, by mutual agreement, to deliver some or all of the required documents and funds outside of escrow.

Section 8.02 Closing Deliveries.

(a) At least one (1) Business Day prior to the Closing, CarrAmerica shall deposit with Escrow Holder the following documents, duly executed (and, where appropriate, notarized for recordation):

(i) counterparts of the Limited Liability Company Agreement and the Property Management Agreement;

(ii) a grant deed conveying the Real Property to the Venture, in the form of Exhibit H attached hereto (the “Deed”);

(iii) a bill of sale in favor of the Venture with respect to the Personal Property, in the form of Exhibit I attached hereto (the “Bill of Sale”);

(iv) an assignment and assumption, pursuant to which CarrAmerica assigns to the Venture, and the Venture assumes, all of CarrAmerica’s right, title and interest in and to the Leases, in the form of Exhibit J attached hereto (“Tenant Lease Assignment”);

(v) an assignment and assumption, pursuant to which CarrAmerica assigns to the Venture, the Venture assumes, all of CarrAmerica’s right, title and interest in the Contracts and the Intangible Property, in the form of Exhibit K attached hereto (the “Assignment of Contracts and Intangible Property”);

(vi) a Non-Foreign Affidavit, satisfying the requirements of Section 1445 of the Code (“FIRPTA Affidavit”);

(vii) a California Withholding Exemption Certificate (Form 593-C) certifying that CarrAmerica is exempt from the provisions of the withholding requirements of the California Revenue and Taxation Code, as amended (the “California Affidavit”);

(viii) a letter to each of the tenants, in the form of Exhibit O attached hereto, dated as of the Closing Date, notifying each tenant that: (1) the Real Property has been transferred to the Venture; (2) all of CarrAmerica’s right, title and interest in and to the applicable Lease has been assigned to the Venture; and (3) commencing immediately, all rent and other payments and any notices under such Lease are to be paid and sent to the Venture (the “Tenant Notices”);

(ix) a certificate, in the form of Exhibit L-1 attached hereto, confirming that the representations and warranties made by CarrAmerica in this Agreement (as updated by Schedule 1 pursuant to Section 4.01(a)(ii)) are true, correct and complete in all material respects as of the Closing Date, except as set forth therein (the “CarrAmerica Certificate”);

(x) an agreement designating the Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder, in the form of Exhibit M attached hereto (the “Designation Agreement”);

(xi) an estoppel certificate executed by CarrAmerica with respect to the Ross Stores lease in the form of Exhibit R attached hereto (the “Ross Stores Seller Estoppel”), which representations made by CarrAmerica contained therein shall be deemed to be included and have the same effect as representations and warranties made by CarrAmerica under Section 5.01 and shall be subject to the limitations set forth in Section 9.17 hereof. If, after Closing, CarrAmerica delivers an executed estoppel certificate from Ross Stores to RREEF, then, to the extent that such estoppel from Ross Stores covers the matters in a manner consistent with the Ross Stores Seller Estoppel, CarrAmerica shall be released from liability under the Ross Stores Seller Estoppel for such matter;

(xii) a certified resolution or secretary’s certificate or other similar instrument of CarrAmerica’s general partner, certifying as to the power and authority of CarrAmerica and the general partner on behalf of CarrAmerica to enter into this transaction, together with incumbency certificate and recently issued certificates of good standing from the applicable government authorities in the state of formation and California for CarrAmerica and its general partner.

(b) Unless otherwise provided in this Section, at least one (1) Business Day prior to the Closing, RREEF shall deposit with Escrow Holder the following funds and documents, duly executed (and, where appropriate, notarized for recordation):

(i) counterparts of the Limited Liability Company Agreement and the Designation Agreement;

(ii) not later than the time required for the Closing to occur at the specified time on the Closing Date, immediately available U.S. funds in the amount of the Contribution Amount (less the amount of the Deposit, and subject to the adjustments and prorations provided for herein), for disbursement in accordance with the Limited Liability Company Agreement and RREEF’s and CarrAmerica’s written closing instructions;

(iii) a certificate, in the form of Exhibit L-2 attached hereto, confirming that the representations and warranties made by RREEF in this Agreement are true, correct and complete in all material respects as of the Closing Date (the “RREEF Certificate”); and

(iv) a certified resolution or secretary’s certificate or other similar instrument of an officer of RREEF certifying as to the power and authority of RREEF to enter into this transaction, together with incumbency certificate and recently issued certificates of good standing from the applicable government authorities in the jurisdiction of its formation.

(c) Unless otherwise provided in this Section, at least one (1) Business Day prior to the Closing, CarrAmerica and RREEF shall cause the Venture to deposit with Escrow Holder the following documents, duly executed (and, where appropriate, notarized for recordation): duly executed counterparts of the Property Management Agreement, the Tenant Lease Assignment, the Assignment of Contracts and Intangible Property, and the Designation Agreement.

Section 8.03 Prorations.

(a) Current real estate taxes and assessments, personal property taxes, if any, rental income (including fixed monthly rents, additional rents, percentage rents, escalation rents, retroactive rents, any form of tax or operating expenses pass-throughs relating to the Leases, and any other sums and charges payable by tenants under the Leases) (collectively, “Rentals”), and all other items of income and expense with respect to the ownership, operation and maintenance of the Property shall be prorated between CarrAmerica and the Venture as of 12:01 AM on the Closing Date. Except as set forth below, all such prorations shall be based on the latest available information, and shall be made on the basis of a three hundred sixty-five (365) day year and on the basis of the accrual method of accounting. All such items attributable to the period to (but not including) the Closing Date shall be charged or credited to CarrAmerica; all such items attributable to the period from and after the Closing Date shall be charged or credited to the Venture. All delinquent taxes, bonds and assessments, if any, on the Property shall be paid by CarrAmerica at Closing, and CarrAmerica shall remain liable after Closing for any escaped taxes or assessments against the Property attributable to the period prior to Closing.

(b) Rentals, delinquent Rentals and other income from the Property shall be prorated between CarrAmerica and the Venture only as and when collected. RREEF and CarrAmerica shall cause the Venture to use reasonable efforts to collect any delinquent Rentals after Closing; provided, however, in no event shall the Venture be required, nor shall CarrAmerica be permitted, to initiate litigation, or terminate or threaten to terminate any tenancy to obtain such amounts. Any Rentals received directly by CarrAmerica after Closing shall be delivered by CarrAmerica to the Venture, for proration in accordance with this Section. Subject to the remainder of this Section, CarrAmerica shall be entitled to any Rentals received by the Venture from tenants after the Closing to the extent such rentals relate to periods prior to the Closing Date. Any delinquent Rentals or other income collected pursuant to this Section shall be applied as follows: (i) reimbursement for reasonable legal expenses incurred by the Venture in collecting such delinquent Rentals or other income, (ii) payment to the Venture of delinquent Rentals or other income which relate to periods from and following the Closing, and (iii) payment to CarrAmerica of delinquent Rentals applicable to periods prior to the Closing.

(c) The Venture shall be credited and CarrAmerica shall be debited with an amount equal to (i) all deposits or advance rentals in the nature of security deposits from tenants (and any interest accrued thereon for the benefit of a tenant) and (ii) rent prepaid for the period from and after the Closing Date, if any, being held by CarrAmerica under the Leases. CarrAmerica shall be credited and the Venture shall be debited with any refundable deposits or bonds held by any utility, governmental agency or service provider with respect to the Property (to the extent the same are disclosed to RREEF and are assignable to and assumed by the Venture in connection with the transfer of the Property). In the event that CarrAmerica holds any security deposits in the form of a letter of credit, CarrAmerica and RREEF shall cooperate so as to cause the transfer such letter of credit to the Venture at Closing or as promptly as possible after the Closing and at CarrAmerica’s cost, or, if any such letter of credit is not transferable, CarrAmerica shall hold such letter of credit for the benefit of the Venture, in such manner as shall be satisfactory to RREEF in its reasonable judgment. The Venture shall indemnify CarrAmerica for any out of pocket costs or claims asserted against CarrAmerica with respect to any such letter of credit held by CarrAmerica for the benefit of the Venture.

(d) CarrAmerica shall be responsible for the payment of the costs of tenant improvements, leasing commissions and other tenant inducements provided for in the Leases executed before March 1, 2005 and for any future expansion of Ross Stores onto the approximately 13,642 square feet on Floor 1 (the “Future Ross Expansion”) (a draft amendment therefor dated January 9, 2005 was produced but not executed by the parties as indicated on Schedule 1 attached hereto) (but, except for the obligations of CarrAmerica with respect to Ross Stores leases described in this paragraph above or below, specifically excluding any leasing commissions, tenant improvement or other allowances arising in connection with any future expansions, extensions or renewals under any such Leases taking place after March 1, 2005 which shall be the obligation of the Venture); and CarrAmerica Pleasanton shall not receive any credit to its capital account in the Venture for any costs incurred by CarrAmerica with respect to such matters. CarrAmerica’s responsibility for tenant improvements, leasing commissions and other tenant inducements under the preceding sentence shall survive the Closing except to the extent the Venture receives a credit or escrowed funds for such costs at Closing. The parties acknowledge and agree that this Section 8.03(d) is intended to address the allocation of costs between CarrAmerica and the Venture for leasing related costs and that, subject to CarrAmerica paying the costs which it is required hereunder to pay, the Venture (and not CarrAmerica) shall be responsible for completing any tenant improvement obligations for any new leases executed after March 1, 2005. Notwithstanding anything to the contrary contained herein, with respect to any dispute with Ross Stores regarding tenant improvements, reception or lobby improvements or otherwise in connection with the Future Ross Expansion (the “Ross Dispute”), CarrAmerica, at its expense, shall reasonably control the prosecution of any mediation or other proceeding, and have the right, at its expense, to settle any such dispute by agreeing to and paying sums to or on behalf of the tenant; provided, however, that the Venture will have the right to reasonably approve any such settlement and that CarrAmerica shall reasonably consult and cooperate with the Venture to keep the Venture reasonably apprised of the progress thereof, provided (i) that the Venture may disapprove any such settlement in its sole discretion if any such settlement amends the lease with Ross Stores described on Exhibit C, including, without limitation, any amendments thereto, and/or amends the terms under which Ross Stores exercised its right with respect to the Future Ross Expansion or (ii) has an adverse impact on the Property, and provided further that CarrAmerica may elect to have the Venture agree with Ross Stores to terminate Ross Stores’ rights to the Future Ross Expansion Space without the consent of the Venture and without the Venture having to pay any sums or incur any obligations or liabilities. The Venture may participate in such proceedings and the Venture shall have no liability or obligations with respect thereto. CarrAmerica hereby agrees to indemnify the Venture and hold the Venture harmless from and against any amounts that become due and payable to Ross Stores, or that have to be paid to construct any improvements or otherwise due to or on behalf of Ross Stores as a result of the dispute which is the subject of the foregoing mediation proceeding and any costs and expenses incurred by the Venture arising out of such dispute, including, without limitation, legal fees and costs in connection with such mediation and/or litigation arising therefrom. CarrAmerica Pleasanton shall not receive any credit to its capital account in the Venture for amounts deposited or paid by CarrAmerica under this subsection (d).

(e) Prior to Closing, CarrAmerica will deposit a total of $3,593,624 into a tenant improvement allowance escrow (the “Tenant Improvement Escrow”) to pay for certain tenant improvement allowances agreed to by CarrAmerica under leases to Safeway (in the amount of $1,453,500), to AT&T Corporation (in the amount of $1,890,124) and to Ross Stores (in the amount of $250,000 with respect to its lease dated April 15, 2003). At Closing, the Escrow Holder shall release all funds in the Tenant Improvement Escrow to the Venture, and the Venture shall hold such funds to pay to Safeway, to AT&T Corporation and to Ross Stores the tenant improvement allowances as and when such payments are required to be made under each of its respective lease. In the event there are insufficient funds CarrAmerica (and not the Venture) shall be responsible for paying all additional amounts required to be paid under such leases, and in the event such tenants have been fully paid and there remains excess funds in the Tenant Improvement Escrow, such surplus shall be returned by the Venture to CarrAmerica. In addition, CarrAmerica will deposit in escrow an additional amount equal to Two Hundred Fifty Thousand ($250,000), as payment toward the $250,000 in management operating expenses for the Property, which sum shall be released to the Venture at Closing. CarrAmerica Pleasanton shall not receive any credit to its capital account in the Venture for amounts deposited or paid by CarrAmerica under this subsection (e).

(f) RREEF and CarrAmerica shall cooperate to produce prior to the Closing Date a schedule of prorations (including a report of the status of delinquent Rentals) to be made on and after the Closing Date, as complete and accurate as reasonably possible. All prorations that can be liquidated accurately or reasonably estimated as of the Closing Date shall be made on the Closing Date through the Closing. All other prorations, and adjustments to initial estimated prorations, shall be made by the parties with due diligence and cooperation within 90 days following the Closing Date, or such later time as may be required to obtain necessary information for proration. A net credit in favor of CarrAmerica from such prorations shall be satisfied by a payment by the Venture to CarrAmerica in the amount of 100% of such net credit. A net credit in favor of the Venture from such prorations shall be satisfied by a payment by CarrAmerica to the Venture in the amount of 100% of such net credit. To the extent that CarrAmerica Pleasanton and RREEF, as members of the Venture, are contributing sums to the Venture to pay for closing costs or net prorations items hereunder, RREEF shall contribute eighty percent (80%) of such costs and CarrAmerica Pleasanton shall contribute twenty percent (20%) of such costs.

Section 8.04 Other Closing Costs.

(a) RREEF shall pay (i) all fees and expenses of RREEF’s legal counsel and other third party consultants engaged by or on behalf of RREEF in connection with this transaction, and (ii) one-half (1/2) of the escrow fee and recording costs for this transaction. RREEF shall not receive capital account credit for any amount specified in this Section 8.04(a) to be paid by RREEF or for any other amount payable by RREEF pursuant to Section 8.04(d) below.

(b) CarrAmerica shall pay (i) all documentary transfer taxes or fees due on the recordation of the Deed and/or the transfer of any element of the Property, (ii) the premium for the Title Policy that is allocable to standard coverage, (iii) the cost of the Survey delivered by CarrAmerica to RREEF, (iv) all fees and expenses of CarrAmerica’s legal counsel and other third party consultants engaged by or on behalf of CarrAmerica in connection with this transaction, and (v) one-half (1/2) of the escrow fee and recording costs for this transaction. CarrAmerica Pleasanton shall not receive capital account credit for any amount specified in this Section 8.04(b) to be paid by CarrAmerica or for any other account payable by CarrAmerica pursuant to Sections 8.04(d) below.

(c) The Venture shall pay (i) the portion of the premium for the Title Policy that is allocable to extended coverage, and any endorsements to the Title Policy requested by RREEF, and (ii) the cost of any update of the Survey required by RREEF or the Title Company.

(d) Other closing costs will be split on the Closing Date in accordance with the custom in San Francisco, California.

Section 8.05 Further Documentation. At and following the Closing, RREEF and CarrAmerica each shall execute any certificates or other instruments required by law or local custom or otherwise reasonably requested by the other party to effect the transaction contemplated by this Agreement

Section 8.06 Original Property Documents. CarrAmerica shall be deemed to have delivered to the Venture on the Closing Date (but, as property manager, CarrAmerica Real Estate Services, LLC, shall retain actual possession of) all original Leases and assumed Contracts, the certificates of occupancy for the Property and all assignable licenses and permits relating to the use, occupancy or operation of the Property, copies, electronic versions or originals of all books and records of account, copies of correspondence with tenants and suppliers, and the other documents and information provided or made available to RREEF pursuant to Section 3.03 (subject to the exclusions therein).

ARTICLE IX

MISCELLANEOUS

Section 9.01 Damage and Destruction.

(a) Subject to the provisions of subsection (b) below, each of the parties shall be bound to proceed with the formation of the Venture and to contribute, in the case of CarrAmerica, the Property and, in the case of RREEF, the Contribution Amount, as required by the terms of this Agreement, without regard to the occurrence during the Contract Period of any damage to or destruction of the Property (“Contract Period Damage”). CarrAmerica shall be responsible for the payment of any deductible under the applicable insurance policies covering any such Contract Period Damage, and any insurance proceeds collected by CarrAmerica prior to the Closing Date as a result of any Contract Period Damage and not expended by CarrAmerica on repair, replacement or restoration of the Property pursuant to subsection (c) below shall be delivered to the Venture at Closing. Subject to subsection (d) below, CarrAmerica shall assign to the Venture at Closing the right to receive any insurance proceeds attributable to such Contract Period Damage and not theretofore collected by CarrAmerica and, to implement such assignment, shall execute such documents as RREEF shall reasonably request. CarrAmerica promptly shall deliver to the Venture any such insurance proceeds as shall be collected by CarrAmerica on or following the Closing Date. In the event any Contract Period Damage is not covered by insurance, subject to subsection (b) below, CarrAmerica shall be responsible for the costs of repairing any such damage to the Property; provided, however, if such uninsured Contract Period Damage exceeds $1,000,000, CarrAmerica may instead elect to terminate this Agreement by written notice to RREEF given prior to Closing. Upon any termination of this Agreement pursuant to this subsection, the Deposit (including any interest accrued thereon) shall be returned to RREEF, and neither party shall have any further rights or obligations hereunder, except as provided in Sections 3.02, 9.03, 9.15 and 9.17 hereof.

(b) Notwithstanding the foregoing, (i) if any Contract Period Damage gives any of the Major Tenants the right to terminate its Lease, or (ii) if the cost of repair, replacement or restoration of the Property attributable to any Contract Period Damage exceeds $1,000,000 in the case of a loss that is not covered by insurance, or $2,000,000, in the case of a loss that is covered by insurance, or (iii) if the rent loss insurance proceeds assignable to the Venture in connection with such loss will not cover the period required for the restoration of the Property and the resumption of rental payments under the Leases, then RREEF may elect to terminate this Agreement by written notice to CarrAmerica given prior to Closing. Upon any termination of this Agreement pursuant to this subsection, the Deposit (including any interest accrued thereon) shall be returned to RREEF, and neither party shall have any further rights or obligations hereunder, except as provided in Sections 3.02, 9.03, 9.15 and 9.17 hereof. In the event RREEF does not elect to terminate this Agreement pursuant to this subsection, the provisions of subsection (a) above shall be applicable. In the event of any Contract Period Damage, the parties shall promptly engage a contractor, mutually acceptable to both parties, to prepare and submit an estimate of the cost and time period for repair, replacement or restoration of the Property. The Closing hereunder shall only be delayed to the extent necessary to allow the parties to obtain that estimate and to make any necessary elections provided above. Any credits given based on an estimate shall be reconciled after Closing as soon as actual numbers are available.

(c) Upon the occurrence of any Contract Period Damage, CarrAmerica may, but shall not be obligated to, use any insurance proceeds collected with respect to such Contract Period Damage to repair, replace or restore the Property to the extent reasonably feasible prior to the Closing Date. The plans, materials, choice of contractor and all other material aspects of the performance of such repair, replacement or restoration shall be subject to RREEF’s and CarrAmerica’s review and approval, each in its reasonable discretion.

(d) Notwithstanding anything in this Agreement to the contrary, the insurance proceeds to be delivered to the Venture pursuant to this Section 9.01 shall exclude business interruption or rental loss insurance proceeds, if any, allocable to the period prior to the Closing Date, which proceeds shall be retained by CarrAmerica. CarrAmerica shall assign to the Venture all rental loss insurance proceeds, if any, allocable to the period from and after the Closing Date (or, if already collected, such rental loss insurance proceeds shall be deemed Rentals for purposes of proration at the Closing pursuant to Section 8.03).

(e) CarrAmerica Pleasanton shall not be entitled to any credit to its capital account in the Venture as a consequence of any payments under this Section 9.01.

Section 9.02 Condemnation.

(a) If, before the Closing, all of the Property shall be taken by condemnation or eminent domain (or deed given under threat of eminent domain), or any governmental agency notifies CarrAmerica that any such condemnation is planned, this Agreement shall be automatically terminated. Upon any termination of this Agreement pursuant to this subsection, the Deposit (including any interest accrued thereon) shall be returned to RREEF and neither party shall have any further rights or obligations hereunder, except as provided in Sections 3.02, 9.03, 9.15 and 9.17 hereof.

(b) If, before the Closing, any material portion of the Property or any portion which impairs parking or access to the Real Property shall be taken by condemnation or eminent domain (or deed given under threat of eminent domain), then RREEF, at its option, may terminate this Agreement by providing written notice of such termination to CarrAmerica prior to Closing. If RREEF does not so terminate this Agreement, subsection (c) below shall apply. If RREEF elects to terminate this Agreement under this subsection (b), the Deposit (including any interest accrued thereon shall be returned to RREEF and neither party shall have any further rights or obligations hereunder, except as provided in Sections 3.02, 9.03, 9.15 and 9.17 hereof.

(c) If this Agreement is not terminated in accordance with the foregoing, RREEF shall close hereunder (without reduction in Contribution Amount) and the Venture shall accept title to the Property subject to such taking. In such event, at the Closing CarrAmerica’s interest, if any, in proceeds from the taking of the Property condemned shall be assigned by CarrAmerica to the Venture; and any proceeds previously received by CarrAmerica in connection with such taking shall be paid over to the Venture (excluding any portion of such proceeds specifically awarded for attorneys’ fees or other costs incurred by CarrAmerica in securing such proceeds).

Section 9.03 Brokerage Commissions and Finder’s Fees. The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction except for Secured Capital Corp (“SCC”). At Closing, CarrAmerica shall pay the commission due to SCC, which shall be paid pursuant to a separate agreement between CarrAmerica and SCC. Other than SCC, each party to this Agreement warrants to the other that no person or entity can properly claim a right to a real estate commission, real estate finder’s fee, real estate acquisition fee or other real estate brokerage-type compensation (collectively, “Real Estate Compensation”) based upon the acts of that party with respect to the transaction contemplated by this Agreement. Each party hereby agrees to indemnify and defend the other against and to hold the other harmless from any and all Losses resulting from any claim for Real Estate Compensation by any person or entity based upon the acts of the indemnifying party, or from payment of Real Estate Compensation to any person claiming by or through the indemnifying party or any entity affiliated with the indemnifying party. The obligations under this Section shall survive the Closing Date.

Section 9.04 Successors and Assigns. Neither RREEF nor CarrAmerica may assign any rights, duties or interests under this Agreement without the prior written consent of the other party; provided that, without the other’s consent, either party may assign its rights and delegate its respective duties to form and acquire an interest in the Venture (1) to an entity whose ownership interests are wholly owned, directly or indirectly, and controlled by the respective assigning party, or (2) with respect to RREEF, to a separate account or an entity owned by a separate account advised by RREEF America L.L.C., a Delaware limited liability company. Any such assignment shall not release the assigning party of its obligations under this Agreement which accrued prior to such assignment but shall release the assigning party of all obligations under this Agreement arising thereafter. Subject to the limitations on assignment expressed in this Section, this Agreement shall be binding upon, and inure to the benefit of, RREEF and CarrAmerica and their respective successors and assigns.

Section 9.05 Notices. All notices required to be given pursuant to the terms hereof shall be in writing and either (i) personally delivered, (ii) deposited in the United States mail, registered or certified return receipt requested, postage prepaid, (iii) sent by Federal Express or similar nationally recognized overnight courier service, or (iv) transmitted by facsimile with a hard copy sent within one (1) Business Day by any of the foregoing means, and addressed as follows:

If to CarrAmerica:

CarrAmerica Realty Operating Partnership, L.P.

c/o CarrAmerica Realty Corporation

1850 K Street, NW, Suite 500

Washington, D.C. 20006

Attention: Thomas R. Levy

Telephone:        (202) 729-7525

Facsimile:         (202) 729-1060

With a copy to:	Mayer Brown Rowe & Maw 190 S. LaSalle Street, 39th Floor Chicago, IL 60603 Attention: Jeff Usow Telephone: (312) 701-8612 Facsimile: (312) 706-8725

If to RREEF:	RREEF America REIT II Corp. TTT c/o RREEF America L.L.C. 101 California Street, 26th Floor San Francisco, CA 94111 Attention: Dwight L. Merriman Telephone: (415) 262-2005 Facsimile: (415) 781-2229

With a copy to:	RREEF America REIT II Corp. TTT c/o RREEF America L.L.C. 101 California Street, 26th Floor San Francisco, CA 94111 Attention: James N. Carbone Telephone: (415) 262-2023 Facsimile: (415) 781-2229

With a copy to:	RREEF America L.L.C. 101 California Street, 26th Floor San Francisco, CA 94111 Attention: Vilma Marania Telephone: (415) 262-2093 Facsimile: (415) 986-6247

With a copy to:	Orrick, Herrington & Sutcliffe, LLP 405 Howard Street San Francisco, California 94105 Attention: Michael H. Liever, Esq. Telephone: (415) 773-5808 Facsimile: (415) 773-5759

The foregoing addresses may be changed from time to time by written notice. Notices shall be deemed received upon the earlier of actual receipt or delivery (or refusal to accept delivery).

Section 9.06 Time. Time is of the essence of every provision contained in this Agreement.

Section 9.07 Possession. The rights of possession of the Property (subject to the Leases) shall be delivered by CarrAmerica to the Venture on the Closing Date.

Section 9.08 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or Exhibits hereto.

Section 9.09 Incorporation by Reference. All of the Exhibits attached to this Agreement or referred to herein and all documents in the nature of such Exhibits, when executed, are by this reference incorporated in and made a part of this Agreement.

Section 9.10 Amendments. This Agreement may be amended only with the approval of each of the parties hereto.

Section 9.11 Interpretation. The titles of the Articles and Sections in this Agreement are for convenience only and shall not be considered in construing this Agreement. Pronouns used with reference to the parties shall be construed to refer to the feminine, neuter, singular and plural as the identity of the individual or entity referred to may require. No provision of this Agreement shall be interpreted as bestowing any rights whatsoever upon any third party.

Section 9.12 Attorneys’ Fees. In the event any dispute between RREEF and CarrAmerica should result in litigation or arbitration, the prevailing party shall be reimbursed for all reasonable costs and reasonable attorneys’ fees incurred in connection with such litigation or arbitration, including, without limitation, reasonable costs and reasonable attorneys’ fees incurred in collecting the judgment(s) or arbitration award(s) resulting from such litigation or arbitration.

Section 9.13 Severability. If any provision of this Agreement is determined to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties. In any event, all other provisions shall be deemed valid and enforceable to the greatest possible extent.

Section 9.14 Governing Law and Jurisdiction. This Agreement shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State of California.

Section 9.15 Confidentiality. RREEF and CarrAmerica hereby acknowledge and agree that the terms and conditions of this Agreement are to be kept strictly confidential during the Contract Period and thereafter in the event that this Agreement is terminated and does not proceed to Closing, provided that such undertaking shall not apply to the disclosure of matters necessary to the pursuit of remedies based upon a default under this Agreement. Accordingly, prior to Closing, except as may be required by law or court order or securities regulations or rules of state exchanges, neither party shall, without the prior written consent of the other party, release, publish or otherwise distribute (and shall not authorize or permit any other person or entity to release, publish or otherwise distribute) any information concerning this Agreement or the transaction contemplated herein to any person or entity other than the disclosing party’s prospective investors and lenders, legal and financial advisors or other consultants, each of whom shall agree to hold such information strictly confidential as if such persons were bound by the provisions of this Section.

Section 9.16 Exclusive Negotiations. Throughout the Contract Period, CarrAmerica shall (a) withdraw the Property from the market, (b) not solicit, negotiate with, or share information about the Property with, any prospective buyer or joint venture partner other than RREEF, and (c) not enter into any letter of intent, agreement or any contractual obligation of any kind whatsoever for the sale, option, exchange or other transfer of the Property or any portion thereof to any person or entity other than RREEF.

Section 9.17 Limitation of Claims. In no event shall either party seek satisfaction for any claim asserted by such party against the other from any of the other party’s direct or indirect partners, shareholders or members, or from any officers, directors, trustees, beneficiaries, employees, agents, legal representatives, successors or assigns of the other party or its direct or indirect partners, shareholders or members, nor shall any such person or entity have any personal liability for the obligations of RREEF or CarrAmerica, as the case may be. The satisfaction of any claim by RREEF against CarrAmerica hereunder or in connection with any agreement, covenant, representation, warranty, assignment, assumption or action made, delivered, executed or done under or in connection with this Agreement shall be limited solely to CarrAmerica’s interest in the Property, in the event this Agreement is terminated, or CarrAmerica’s interest in the Venture, in the event the Closing occurs hereunder; provided, however, notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of CarrAmerica, and the maximum aggregate amount which may be awarded to and collected by RREEF (including, without limitation, for any breach of any representation, warranty and/or covenant by CarrAmerica) under this Agreement and the Closing Documents (excluding the documents described in the last sentence of this Section) executed and delivered at Closing by CarrAmerica pursuant to this Agreement shall under no circumstances whatsoever exceed Four Million Dollars ($4,000,000); and (b) no claim by RREEF alleging a breach by CarrAmerica of any representation, warranty and/or covenant of CarrAmerica contained herein may be made, and CarrAmerica shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by RREEF alleging a breach by CarrAmerica of any such representation, warranty and/or covenant is for an aggregate amount in excess of One Hundred Thousand Dollars ($100,000) (the “Floor Amount”), in which event CarrAmerica’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then CarrAmerica shall have no liability with respect thereto.. In no event shall either party be liable to the other for any consequential or punitive damages in the event of a breach or default under this Agreement. This Section shall survive the Closing or the earlier termination of this Agreement. Nothing in this Section is intended by the parties to limit in any manner the right of the parties to assert any claim or to seek any damages and expenses or to impose any limit on liability arising from a breach or default under the Limited Liability Company Agreement, the Property Management Agreement, or any other documents related thereto.

Section 9.18 Counterparts. This Agreement may be executed in multiple identical counterparts, each of which shall be deemed an original, and counterpart signature pages may be assembled to form a single original document. Furthermore, this Agreement may be executed and delivered by the exchange of electronic facsimile copies or counterparts of the signature page, which facsimile copies or counterparts shall be binding upon the parties.

Section 9.19 Entire Agreement. This Agreement and the attached Exhibits, which are by this reference incorporated herein, and all documents in the nature of such Exhibits, when executed, contain the entire understanding of the parties and supersede any and all other written or oral understanding.

[signature page follows]

IN WITNESS WHEREOF, CarrAmerica and RREEF have executed this Agreement as of the day and year first written above.

CARRAMERICA REALTY OPERATING			RREEF AMERICA REIT II CORP. TTT
PARTNERSHIP, L.P.,			a Maryland corporation
a Delaware limited partnership

By:	CarrAmerica Realty Corporation, a Maryland corporation, its general partner		By:	/s/ James Carbone
			Name:	James Carbone
Its:
	By:	/s/ Karen Dorigan
	Name:	Karen Dorigan
Its:

LIST OF EXHIBITS

Exhibit A	Legal Description
Exhibit B	List of Contracts and Brokerage Agreements
Exhibit C	List of Leases
Exhibit D	Form of Limited Liability Company Agreement
Exhibit E	Form of Property Management Agreement
Exhibit F	Required Due Diligence Deliveries
Exhibit G	Form of Tenant Estoppel
Exhibit H	Form of Grant Deed
Exhibit I	Form of Bill of Sale
Exhibit J	Form of Tenant Lease Assignment
Exhibit K	Form of Assignment of Contracts and Intangible Property
Exhibit L-1	Form of CarrAmerica’s Certificate
Exhibit L-2	Form of RREEF’s Certificate
Exhibit M	Form of Designation Agreement
Exhibit N	Leasing Parameters
Exhibit O	Form of Tenant Notice
Exhibit P	Form of Accounting Agreement
Exhibit Q	List of Excluded Personal Property
Exhibit R	Ross Stores Seller Estoppel